ASSET PURCHASE AGREEMENT

This ASSET PURCHASE AGREEMENT, dated November 7, 2014 (the “Agreement”), is by and among Amarantus Bioscience Holdings, Inc., a Nevada corporation (“Amarantus”), Regenicin, Inc., a Nevada corporation (“Regenicin”), Clark Corporate Law Group, LLP (fka Cane Clark, LLP, hereinafter “CCLG”), and Gordon & Rees, LLP (“Gordon & Rees”). The parties identified above are sometimes hereinafter individually referred to as a “Party” and collectively as the “Parties”.

RECITALS

WHEREAS, Regenicin has an ongoing lawsuit filed against Lonza Walkersville, Inc.,Lonza Group Ltd., and Lonza America, Inc. (individually and collectively, “Lonza”), filed in the Superior Court of Fulton County, State of Georgia, which lawsuit was subsequently removed to the United States District Court for Northern Georgia (CV:1:13-CV-3569), and subsequently transferred to the United States District Court for New Jersey (CV:1:14-CV-02775) and is currently pending (the “Lonza Litigation”); and

WHEREAS, Gordon & Rees represents Regenicin in the Lonza Litigation on a contingent-fee basis;

WHEREAS, CCLG is the sole senior secured creditor of Regenicin, holding a Convertible Promissory Note dated May 20, 2013 (the “Promissory Note”) which is secured by all of the assets of Regenicin;

WHEREAS, Regenicin wishes to sell, and Amarantus wishes to purchase, certain of Regenicin’s Assets (as defined below), upon the terms and conditions set forth in this Agreement on the Closing Date (as defined in Section 10.1).

In consideration of the mutual covenants, agreements and representations and warranties contained herein, the parties, intending to be legally bound hereby, agree as follows:

ARTICLE I -- Terms of Transaction

1.1    Agreement and Sale. In exchange for the consideration provided in Section 1.2 hereof, Regenicin hereby irrevocably sells, conveys, transfers, assigns and delivers to Amarantus and its successors and assigns all of Regenicin’s right, title and interest throughout the world in and to the following, in each case free from any Liens (as defined in Section 2.4):

(a)                all Cutanogen intellectual property rights, including patents, trademarks, know-how, and trade secrets related to or used in connection with PermaDerm and any other engineered skin technology for the treatment of severe burns in humans (the “PermaDerm Technology”), including the PermaDerm trademark (PermaDerm®, Serial Number 85081741), and any other trademarks owned by Regenicin and used in connection with skin replacement technology for the treatment of severe burns in humans, in each case existing as of the Effective Date; and

(b)   Regenicin’s rights under the Lonza Litigation, and all claims against Lonza that Regenicin may have related to the Lonza Litigation (collectively, the “Purchased Assets”).

Except for the Purchased Assets, Amarantus is not acquiring any assets of Regenicin, including, without limitation, any inventory of Regenicin.

1.2                Purchase Price.

(a)    In exchange for the sale and conveyance of the Purchased Assets as recited in Section 1.1 hereof, and in reliance upon the covenants, agreements and representations and warranties contained herein, Amarantus shall pay to Regenicin aggregate cash consideration of US$3,500,000 (Three Million Five Hundred Thousand United States Dollars) (the “Purchase Price”). The Purchase Price will be paid as follows: on the Closing Date: US$300,000 (Three Hundred Thousand United States Dollars) to Regenicin and US$200,000 (Two Hundred Thousand Dollars) to CCLG; on or before December 31, 2014: US$150,000 (One Hundred Fifty Thousand United States Dollars) to Regenicin and US$100,000 (One Hundred Thousand Dollars) to CCLG; and on January 31, 2015: US$2,550,000 (Two Million Five Hundred Fifty Thousand United States Dollars) to Regenicin and US$200,000 (Two Hundred Thousand United States Dollars) to CCLG (the “Payment Date”).

(b)   Within five (5) business days after the Closing Date, Amarantus also shall provide to Regenicin US$3,000,000 (Three Million United States Dollars) worth of Amarantus shares whose value shall be determined using the volume weighted share price for the twenty day period immediately preceding the Closing Date or $0.08, whichever is lower (the “Stock Consideration”). All such shares shall be issued to Regenicin directly. Following the issuance of the Stock Consideration, Amarantus agrees to fully support any reasonable request made by Regenicin for assistance and/ or documentation related to the deposit of the Stock Consideration into Regenicin’s chosen stock account, including but not limited to providing Regenicin with a 144 opinion from Amarantus’ counsel at or after six months from the date of issuance of the Stock Consideration, and providing Regencin with any other documentation required by its Stock Broker or clearing house for the removal of any restrictive legend and/or the deposit of the Stock Consideration. The parties agree that a failure to provide such assistance and documentation shall be considered a material breach of this Agreement, and shall entitle Regenicin to injunctive relief, in addition to any other remedies provided by law.

1.3                Litigation Costs. In addition to the Purchase Price, on the Closing Date Amarantus agrees to pay to Gordon & Rees, LLP, the sum of US$450,000 (Four Hundred Fifty Thousand United States Dollars) in payment for services rendered by Gordon & Rees in the Lonza Litigation (the “Litigation Costs”). Gordon & Rees accepts the Litigation Costs payment in full satisfaction of any amounts owed by Regenicin to Gordon & Rees in connection with the Lonza Litigation that were incurred prior to the Closing Date.

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1.4                No Assumed Liabilities. Amarantus shall not assume or pay, perform, discharge or be responsible for (a) any of the Liabilities of Regenicin, whether existing at or prior to the Closing Date or arising after the Closing Date, or (b) any of the Liabilities relating to the Purchased Assets, whether existing at or prior to the Closing Date or arising after the Closing Date but relating to sales, purchases, events, circumstances, claims or matters that occurred or occur at or prior to the Closing Date, including in each case of (a) and (b), if imposed or asserted to be imposed by operation of law (collectively, the “Excluded Liabilities”). Without limiting the generality of the foregoing, it is expressly understood and agreed that (a) the Excluded Liabilities shall include, without limitation, any accounts payable or any other liabilities or obligations under contracts of Regenicin or its affiliates, employee liabilities, unfunded pension liabilities, federal or other taxes, any bank debt or other indebtedness, product liabilities, tort claims or other litigation and environmental liabilities, and (b) the parties intend that Amarantus shall not be considered a successor to Regenicin by reason of any theory of law or equity. Notwithstanding any other provision contained herein, Amarantus agrees to accept all liabilities related to the Lonza Litigation and to indemnify and defend Regencin as to any and all future claims or counterclaims that may be made by Lonza against Regenicin and/or its officers, directors, attorneys, accountants or affiliates in the Lonza Litigation or that could have been brought as counterclaims within the Lonza Litigation. Additionally, Amarantus covenants and agrees to include in any settlement of the Lonza Litigation, a complete release of Regenicin as to any claims, current or future, that may be made by Lonza against Regencin or any of its affiliates, related to the subject matter of the Lonza Litigation.

For purposes of this Agreement, “Liability” means any direct or indirect liability, indebtedness, obligation, expense, debt, claim, loss, tax, damage, deficiency, guaranty or endorsement of any nature, of or by any Person (as defined in Section 2.3 hereof), whether absolute or contingent, known or unknown, secured or unsecured, recourse or non-recourse, filed or unfiled, accrued or unaccrued, due or to become due, or liquidated or unliquidated.

1.5                Termination of the Promissory Note. As of and at full payment made on the Payment Date, Regenicin and CCLG agree that the Promissory Note will be terminated, and the payments made by Amarantus to CCLG will be considered to fully satisfy all obligations of Regenicin under the Promissory Note. CCLG agrees to take all actions set forth in Section 7.10 to release its security interests in any of the Purchased Assets.

ARTICLE II – Mutual Representations and Warranties

Each Party represents and warrants to the other Parties as follows:

2.1                Organization and Standing. It is a corporation or partnership duly organized, validly existing and in good standing under the laws of the state of its jurisdiction of organization.

2.2    Corporate Power and Authorization. It has the power and authority to execute, deliver and perform its obligations under this Agreement and any other document, agreement or instrument deemed necessary or convenient by Amarantus to effect the transactions contemplated by this Agreement (hereinafter collectively referred to as the “Transaction Documents”). The execution, delivery and performance of each of the Transaction Documents by it have been duly and validly authorized by all necessary corporate action. Each of the Transaction Documents has been duly executed and delivered by it, and constitutes the legal, valid and binding obligation of it, enforceable against it in accordance with its terms, except to the extent that enforceability may be limited by bankruptcy, insolvency, moratorium or other similar laws presently or hereafter in effect relating to or affecting the enforcement of creditors’ rights generally and by general principles of equity (regardless of whether enforcement is considered in a proceeding in equity or at law). Neither the execution nor performance of this Agreement by it requires any consent of or notice to any person or entity.

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2.3                No Conflict. The execution, delivery and performance of this Agreement and each of the Transaction Documents by it do not and will not violate or result in the breach of any term, condition or provision of, or require the consent, approval or authorization of, or notice to any other individual, governmental authority, partnership, corporation, association, trust, joint venture or limited liability company (collectively, “Person”) that has not been obtained under: (a) any law, ordinance or governmental rule or regulation to which it is subject, (b) any judgment, order, writ, injunction, decree or award of any court, arbitrator or governmental or regulatory official, body or authority that is applicable to it, (c) the organizational documents of it, or (d) any contract or agreement to which it is a party.

ARTICLE III

Intentionally left out

ARTICLE IV Representations and Warranties of Regenicin

Regenicin represents and warrants to Amarantus as follows:

4.1                Title to and Adequacy of Purchased Assets.

(a)    Schedule 1.1 sets forth a complete and accurate list of all Trademarks owned or used by Regenicin in connection with the PermaDerm Technology.

(b)   Regenicin has good and valid title to and unqualified right to use and transfer to Amarantus, all of the Purchased Assets, free and clear of all liens, claims, prior assignments, mortgages, security interests, and other title retention arrangements, restrictions or encumbrances whatsoever (collectively, “Liens”), other than the perfected security interest held by CCLG, or any payment except maintenance fees. Regenicin has not granted any right in the Purchased Assets to any other Person and, to the best of the Regenicin’s knowledge, no other Person has any right in the Purchased Assets.

(c)    To the knowledge of Regenicin, the use of the Purchased Assets does not infringe or is alleged to infringe or misappropriate any patent, trademark, service mark, trade name, domain name or other proprietary right of any Person. Regenicin has received no notice of, and to the best of the Regenicin’s knowledge there is no basis for, any claim or demand of any Person, or any proceeding that is pending or threatened, which challenge the exclusive rights of Regenicin in respect of any of the Purchased Assets. To Regenicin’s knowledge, except as claimed in the Lonza Litigation, no other Person infringes or misappropriates any Intellectual Property among the Purchased Assets.

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(d)   Regenicin is the owner of the Trademarks and does not know of any prior use of the Trademarks or any third party claim of any prior use of the Trademarks or any confusingly similar mark on or in connection with the PermaDerm Technology, and there are no challenges to Regenicin’s ownership of the Trademarks or Regenicin’s right to assign the Trademark and its associated goodwill to Amarantus. Regenicin has not abandoned use of the Trademarks and Regenicin has reasonably continuously used the Trademarks in commerce since its adoption, as set forth in the Trademark registration, in connection with the goods or services listed in the Trademark registrations.

(e)    Notwithstanding anything contained herein, Regencin specifically disclaims any representation or warranty as to: (1) any asserted claim of ownership of the Purchased Assets that may be made by Lonza or any of its affiliates; and (2) as to the quality, value or commerciality of the Knowhow or IP which is the subject of the Lonza Litigation.

4.2                Litigation. Other than the Lonza Litigation and a recently settled suit between Lonza and the original shareholders of Cutanogen, Regenicin is not aware of any pending action, suit, complaint, claim, investigation, administrative proceeding, arbitration or other proceeding of or before any Governmental Authority for which Regenicin, its Business or the Purchased Assets are the subject.

4.3    Brokerage and Transaction Fees. There are no Liabilities for brokerage commissions, finders’ fees or similar compensation in connection with the transactions contemplated by this Agreement or the other Transaction Documents.

4.4    Disclosure. No representation or warranty contained in Article IV of this Agreement contains any untrue statement of material fact or omits to state a material fact necessary to make the statements herein not misleading.

ARTICLE V -- Representations and Warranties of CCLG

CCLG represents and warrants to Amarantus as follows:

5.1    No Foreclosure. CCLG has not foreclosed on Regenicin’s assets under the Promissory Note.

5.2    Brokerage and Transaction Fees. There are no Liabilities for brokerage commissions, finders’ fees or similar compensation in connection with the transactions contemplated by this Agreement or the other Transaction Documents.

5.3    Disclosure. No representation or warranty contained in Article V of this Agreement contains any untrue statement of material fact or omits to state a material fact necessary to make the statements herein not misleading.

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ARTICLE VI Representations and Warranties of Gordon & Rees

Gordon & Rees represents and warrants to Amarantus as follows:

6.1    Brokerage and Transaction Fees. There are no Liabilities for brokerage commissions, finders’ fees or similar compensation in connection with the transactions contemplated by this Agreement or the other Transaction Documents.

6.2    Disclosure. No representation or warranty contained in Article VI of this Agreement contains any untrue statement of material fact or omits to state a material fact necessary to make the statements herein not misleading.

ARTICLE VII – Additional Covenants

7.1    Trademark Assignment. Promptly after the Payment Date, Regenicin shall deliver to Amarantus a notarized, executed original of a Trademark Assignment assigning the PermaDerm Trademark to Amarantus in the form attached as Exhibit A.

7.2                Option. During the period from the Closing Date through the fifth anniversary of the Closing Date (the “Option Period”), Regenicin and/or any other affiliate of Regenicin agrees to grant to Amarantus an exclusive option to acquire exclusive rights (the “Option”) to any engineered skin technology designed for the treatment of severe burns in humans developed by or on behalf of Regenicin or its affiliates (“Skin Technology”). Regenicin agrees to use commercially reasonable efforts to develop such Skin Technology and to keep Amarantus reasonably informed of its progress, including at a minimum, providing Amarantus with summary annual written reports of Regenicin’s progress toward developing Skin Technology, and any regulatory milestones achieved by Regenicin. Amarantus may exercise the Option at any time during the Option Period by written notice to Regenicin. Upon exercise of the Option, the parties would negotiate in good faith the terms of an agreement granting Amarantus worldwide, exclusive rights to the Skin Technology (including transfer of all regulatory filings owned or controlled by Regenicin related to the Skin Technology) for a payment of US$10,000,000 (Ten Million United States Dollars), plus a royalty payment of Five Percent (5%) of any gross revenues over US$150 million.

7.3    Following the Closing Date, Regenicin will not, at any time, use or represent that it is continuing to use the Purchased Assets. Regenicin will not use, register or attempt to register any domain name, trademark, trade name, logo, service mark or other designation of origin which includes the term “PermaDerm” (or any variation thereof that is likely to cause confusion) after the Closing Date. In the event that Regenicin registers or otherwise acquires any rights to any Trademarks or any domain names. If it is determined that any such trademark or domain name filed by Regenicin is confusingly similar to PermaDerm, upon request from Amarantus, Regenicin will promptly transfer ownership thereof to Amarantus; provided, however, that Amarantus will prior to such transfer reimburse Regenicin for the actual documented fees associated with acquiring and transferring ownership of the trademark or Domain name.

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7.4    Regenicin shall not in any manner take any action which is designed, intended or might be reasonably anticipated to have the effect of adversely affecting the value or reputation of the Purchased Assets or the use by Amarantus of the Purchased Assets. Neither Regenicin nor any of its affiliates shall, directly or indirectly, make (or cause to be made) to any Person any disparaging, derogatory or other negative or false statement about Amarantus, the Purchased Assets, or the PermaDerm engineered skin technology; provided, however , that nothing in this paragraph shall preclude Regenicin or its affiliates from enforcing its rights under this Agreement or any Transaction Document, or complying truthfully with a legal obligation.

7.5    Neither Amarantus nor any of its affiliates shall, directly or indirectly, make (or cause to be made) to any Person any disparaging, derogatory or other negative or false statement about Regenicin or Regenicin’s technology; provided, however, that nothing in this paragraph shall preclude Amarantus or its affiliates from enforcing any of its rights under this Agreement or any Transaction Document, or complying truthfully with a legal obligation.

7.6                Regenicin shall take whatever actions may be necessary to cause any of its affiliates to adhere to the terms of this Article VII.

7.7                In the event of any breach or threatened breach by Regenicin, or its affiliates, of any provision of this Article VII, Amarantus shall be entitled to injunctive or other equitable relief, restraining such party from engaging in conduct that would constitute a breach of the obligations of Regenicin or its affiliates under this Article VII. Such relief shall be in addition to and not in lieu of any other remedies that may be available, including an action for the recovery of monetary damages.

7.8                In the event of any breach or threatened breach by Amarantus, or its affiliates, of any provision of this Article VII, Regenicin shall be entitled to injunctive or other equitable relief, restraining such party from engaging in conduct that would constitute a breach of the obligations of Amarantus, or its affiliates under this Article VII. Such relief shall be in addition to and not in lieu of any other remedies that may be available, including an action for the recovery of monetary damages

7.9    Amarantus shall take whatever actions may be necessary to cause all of its affiliates to adhere to the terms of this Article VII.

7.10 Release of Security Interests. Promptly after full payment made on the Payment Date, CCLG shall release the security interests and liens it has under the Promissory Note and Gordon & Rees shall release its security interests under its agreements with Regenicin, with respect to the Purchased Assets and, if applicable, shall file appropriate UCC termination statements with all appropriate governmental authorities in each jurisdiction in which such security interest and lien has been recorded terminating said security interests and liens, so that the Purchased Assets are delivered free and clear of all Liens. Upon release of such lien by CCLG, Regenicin and Amarantus agree to provide CCLG with a written release and indemnity for any and all further liability or responsibility under this agreement or as to any related action.

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7.11            Lonza Litigation.

(a)    In any settlement of the Lonza Litigation after the Closing Date, Amarantus will obtain from Lonza and its affiliates, a complete release of Regenicin related to the subject matter of the Lonza Litigation and a complete release as to any future claims made by Lonza against Regenicin as and for any action done prior to such settlement that relate to the subject matter of the Lonza Litigation.

(b)   After the Closing Date, Regenicin agrees not to bring any claims against Lonza or its affiliates related to the Lonza Litigation unless payment is not made as provided in Section 1.2.

(c)    Amarantus agrees not to dismiss the Lonza Litigation until the entire Purchase Price has been paid under this Agreement.

7.12            Consulting and Employment of Regenicin Employees and Directors. Amarantus may, at its discretion, engage certain of Regenicin’s employees and directors in an individual capacity to assist Amarantus in the research, development and commercialization of PermaDerm and any other skin substitute products, including: Craig Eagle and Randall McCoy for clinical development services. Regenicin hereby consents to the performance of such services by such employees and directors of Regenicin. All compensation related to such consulting activities paid to such individuals would be negotiated between Amarantus and each individual. Amarantus shall be free to continue engaging such employees or directors as either consultants or employees of Amarantus, and nothing in this Agreement or the APA shall restrict Amarantus from engaging such Regenicin employees or directors as consults or employing such Regenicin employees or directors. Further, Amarantus may appoint, at Amarantus’ sole discretion, Dr. Joseph Rubinfeld to Amarantus’s Board of Directors. Regenicin agrees that such an appointment is acceptable to Regenicin, and that Dr. Rubinfeld would retain his position on Regenicin’s Board of Directors.

ARTICLE VIII -- Indemnification

8.1                Regenicin shall indemnify Amarantus and its affiliates and each of their respective stockholders, officers, directors, managers, members, employees, agents, partners, representatives, successors and assigns (collectively, the “Amarantus Indemnified Parties”) and save and hold each of them harmless from and against and pay on behalf of or reimburse such Amarantus Indemnified Parties as and when incurred for any Amarantus Damages, which any such Amarantus Indemnified Party may suffer, sustain or become subject to, as a result of, in connection with, relating or incidental to or by virtue of: (a) any breach by Regenicin of any representation or warranty made by Regenicin in this Agreement, (b) any non-fulfillment or breach of any covenant, agreement or other provision by Regenicin under this Agreement or any other Transaction Document, or (c) any Excluded Liability. As used herein, “Amarantus Damages” means any and all claims, Liabilities, losses, damages, costs and expenses, including court costs and reasonable attorneys’ fees and expenses (including any such fees and expenses incurred by a Amarantus Indemnified Party to assume the defense of any third party litigation or other claim against it that is subject to the foregoing indemnification).

8.2                Amarantus shall indemnify Regenicin and its affiliates and each of their respective stockholders, officers, directors, managers, members, employees, agents, partners, representatives, successors and assigns (collectively, the “Regenicin Indemnified Parties”) and save and hold each of them harmless from and against and pay on behalf of or reimburse such Regenicin Indemnified Parties as and when incurred for any Regenicin Damages, which any such Regenicin Indemnified Party may suffer, sustain or become subject to, as a result of, in connection with, relating or incidental to or by virtue of: (a) any breach by Amarantus of any representation or warranty made by Amarantus in this Agreement, (b) any non-fulfillment or breach of any covenant, agreement or other provision by Amarantus under this Agreement or any other Transaction Document, (c) the use of the Purchased Assets after the Closing Date except to the extent relating to an Excluded Liability or the negligence or willful misconduct of a Regenicin Indemnified Party, and (d) from the Closing Date, any claim or counterclaims brought by Lonza against Regenicin under the Lonza Litigation or that could have been brought as a counterclaim under the Lonza Litigation. As used herein, “Regenicin Damages” means any and all claims, Liabilities, losses, damages, costs and expenses, including court costs and reasonable attorneys’ fees and expenses (including any such fees and expenses incurred by a Regenicin Indemnified Party to assume the defense of any third party litigation or other claim against it that is subject to the foregoing indemnification).

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8.3                Any indemnification provided for herein shall be effected by wire transfer of immediately available funds to an account(s) designated by the applicable Indemnified Party , within ten (10) days after the final determination of the indemnification amount.

ARTICLE IX -- Additional Agreements

9.1                Further Assurances.

(a)    At reasonable times and upon reasonable notice, upon request of Amarantus or Regenicin, as the case may be, and without further consideration, Regenicin or Amarantus shall deliver to the other all further deeds, bills of sale, endorsements, assignments, financing or other statements, agreements and other instruments of conveyance, transfer, assignment and delivery and all powers of attorney, and otherwise provide assistance, as may be required or reasonably requested for the better conveyance, transfer, assignment or delivery of the Purchased Assets, including to enforce and protect the right, title and interest in and enjoyment of all of the Intellectual Property and associated rights assigned, transferred and conveyed to Amarantus pursuant to this Agreement, or otherwise to effectuate all of the transactions contemplated by this Agreement.

(b)   Purchase Price Allocation. After the Closing, the parties shall make consistent use of the allocation of the Purchase Price among the Purchased Assets based on the reasonable judgment of Amarantus (the “Allocation”), for all tax purposes and in all filings, declarations and reports with the Internal Revenue Service (“IRS”) in respect thereof, including the reports required to be filed under Section 1060 of the United States Internal Revenue Code. Amarantus shall prepare and deliver IRS Form 8594 to Regenicin within seventy-five (75) days after the Payment Date to be filed with the IRS. In any proceeding related to the determination of any tax, neither Amarantus nor Regenicin shall contend or represent that the Allocation is not a correct allocation. Nothing contained herein shall be construed to allow Amarantus to provide or file any form (1099 or otherwise) with the IRS for CCLG with regard to the payment of the balance due on Regenicin’s Note owed to CCLG.

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9.2                Public Announcements. No Party will release or permit to be released any press release, public announcement or other publicity regarding this Agreement or the transactions contemplated hereby, except with the prior written consent of the other Parties or as otherwise required by law.

9.3                Expenses. Except as otherwise expressly provided herein, each party hereto shall pay its own expenses, including, without limitation, the fees and expenses of its counsel, incurred in connection with this Agreement and the transactions contemplated hereby.

ARTICLE X -- Closing

10.1            Closing. The closing (the “Closing”) for the consummation of the transactions contemplated by this Agreement shall be deemed effective as of 12:01 a.m. ET on November [6], 2014 (the “Closing Date”).

10.2            Deliveries at Closing. At Closing, in addition to the other actions contemplated elsewhere herein,

(a)    Each Party shall execute and deliver to the other Parties electronically, an executed copy of the signature page of this Agreement

(b)   Regenicin shall deliver to Amarantus such files, documents and personal property in whatever form or media relating to the Purchased Assets as may be required hereunder (including as necessary any bill of sale.)

(c)    Amarantus shall deliver to Regenicin:

(i)                 the portion of the Purchase Price due Regenicin as of the Closing Date; and

(d)   Amarantus shall deliver to CCLG:

(i)                 the portion of the Purchase Price due CCLG as of the Closing Date.

(e)    Amarantus shall deliver to Gordon & Rees:

(i)                 the Litigation Costs set forth in Section 1.3.

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ARTICLE XI -- Miscellaneous

11.1            Governing Law; Dispute Resolution.

(a)                The Parties hereto hereby irrevocably submit to the non-exclusive jurisdiction of any federal or state court located within the State of Nevada over any dispute arising out of or relating to this Agreement or any of the transactions contemplated hereby and each Party hereby irrevocably agrees that all claims in respect of such dispute or any suit, action proceeding related thereto may be heard and determined in such courts. The Parties hereby irrevocably waive, to the fullest extent permitted by applicable law, any objection which they may now or hereafter have to the laying of venue of any such dispute brought in such court or any defense of inconvenient forum for the maintenance of such dispute. Each of the Parties hereto agrees that a judgment in any such dispute may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.

(b)               Each of the Parties hereto hereby consents to process being served by any Party to this Agreement in any suit, action or proceeding by the mailing of a copy thereof in accordance with the provisions of Section 11.4.

11.2            Entire Agreement. This Agreement, including the Schedule and Exhibits hereto, contains the entire Agreement between the parties hereto with respect to the subject matter hereof. All representations, promises and prior or contemporaneous understandings between the parties with respect to the subject matter hereof are merged into and expressed in this instrument, and any and all prior agreements between the parties with respect to the subject matter hereof are hereby terminated and cancelled.

11.3            Survival. All representations and warranties by the parties hereto contained in this Agreement shall survive the Closing under this Agreement.

11.4            Notices. All notices, consents or other communications required or permitted to be given under this Agreement shall be in writing and shall be deemed to have been duly given when delivered personally, delivery charges prepaid, or three business days after being sent by registered or certified mail (return receipt requested), postage prepaid, or one business day after being sent by a nationally recognized express courier service, postage or delivery charges prepaid, to the parties at their respective addresses stated below. Any party may change its address for notice and the address to which copies must be sent by giving notice of the new address to the other parties in accordance with this Section 11.4, except that any such change of address notice shall not be effective unless and until received.

(a) Amarantus:

Amarantus Biosciences Holdings, Inc.

c/o Janssen Labs @ QB3

953 Indiana St.

San Francisco, CA 94107

Phone: 408 737 2734

Fax: 408 521 3636

Attention: Gerald Commissiong, President & CEO

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Copy to:

Jeffrey Fessler, Esq.

Sichenzia Ross Friedman Ference LLP

1065 Avenue of the Americas

New York, New York 10006

Phone: (212) 930-9700

Facsimile: (212) 930-9725

(b) RGIN:

Regenicin, Inc.

10 High Court

Little Falls, NJ 07424

Phone: 973-557-8914

Facsimile:

Attn: Randy McCoy

(c) CCLG:

Clark Corporate Law Group, LLP

3273 E Warm Springs Rd

Las Vegas, NV 89120

Phone: 702-312-6255

Facsimile: 702-944-7100

Attn: Bryan Clark

(d) Gordon & Rees:

Gordon & Rees, LLP

The Pinnacle Building

3455 Peachtree Road, Suite 1500

Atlanta, GA 30326

Phone: 404-869-9054

Facsimile: 678-389-8475

Attn: Paul M. Spizzirri

11.5            Waivers. The waiver by any party hereto of a breach of any provision of this Agreement shall not operate or be construed as a waiver of any subsequent breach.

11.6            Assignment; Binding Effect; Benefits. No party hereto shall assign this Agreement or any rights hereunder, or delegate any obligations hereunder, without the prior written consent of the other parties hereto. This Agreement shall inure to the benefit of the parties hereto, and shall be binding upon the parties hereto and their respective permitted successors and assigns. Nothing in this Agreement, express or implied, is intended to confer on any person other than the parties hereto, or their respective permitted successors and assigns, any rights, remedies, obligations or liabilities under or by reason of this Agreement.

11.7            Counterparts. This Agreement may be executed in two or more counterparts, all of which shall constitute one and the same instrument.

[signature page follows]

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IN WITNESS WHEREOF, each of the parties hereto has executed this Agreement as of the day and year first above written.

AMARANTUS BIOSCIENCE HOLDINGS, INC. By: /s/ Gerald Commissiong Name: Gerald Commissiong Title: President & CEO
REGENICIN, INC. By: /s/ Randall E. McCoy Name: Randall E. McCoy Title: CEO/Chairman
CLARK CORPORATE LAW GROUP By: /s/ Clark Corporate Law Group Name: Authorized Signatory Title: Manager
GORDON & REES, LLP By: /s/ Paul M. Spizzirri Name: Paul M. Spizzirri Title: Partner

[signature page to Asset Purchase Agreement]

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Schedule 1.1

Intellectual Property

Trademarks: PermaDerm (Registration No. 4018174)

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Exhibit A

Trademark Assignment

[attached on next page]

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TRADEMARK ASSIGNMENT

WHEREAS, Regenicin, Inc., a Nevada corporation (“Assignor”), has adopted, is using, or intends to use the following trademarks, and is the owner of the following United States trademark registrations or applications for registration in the U.S. Patent and Trademark Office.

Trademark Reg. No. Reg. Date

PermaDerm 4018174 August 30, 2011

WHEREAS, Amarantus Bioscience Holdings, Inc., a Nevada corporation (“Assignee”), desires to acquire the trademarks and their registrations or applications for registration as successor to the business of the Assignor to which the marks relate;

NOW, THEREFORE, for good and valuable consideration, the receipt of which is hereby acknowledged, Assignor hereby assigns to Assignee all right, title and interest in and to the trademarks and registrations or applications for registration, together with the goodwill of the business symbolized by the trademarks and registrations or applications for registration thereof.

Effective as of November 7, 2014, and executed on November 7, 2014.

Regenicin, Inc. (“Assignor”)

Name:

Title:

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